INVESTMENT SUB-SUBADVISORY AGREEMENT

Between

Manulife Investment Management (US) LLC

and

CQS (US), LLC

AGREEMENT made this 25th day of June, 2026, among Manulife Investment Management (US) LLC, a Delaware limited liability company (the “Subadviser”), CQS (US), LLC, a Delaware limited liability company (the “Sub-Subadviser”), and each of the trusts that is a signatory hereto (each, a “Trust” and together, as applicable, the “Trusts”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	APPOINTMENT OF SUB-SUBADVISER

The Sub-Subadviser undertakes to act as investment sub-subadviser to each of the Trusts and the series thereof (each a “Fund”), in each case listed on Appendix A to this Agreement, as such Appendix may be amended by the affected Trust(s), the Subadviser and the Sub-Subadviser from time to time, and, subject to the supervision and control of the Trustees of each Trust and the terms of this Agreement, to manage the investment and reinvestment of the assets of the Funds. The Sub-Subadviser will be an independent contractor and will have no authority to act for or represent any Trust, any Fund or the Subadviser in any way except as expressly authorized in this Agreement or another writing by the applicable Trust or the Subadviser. The Sub-Subadviser and the Subadviser are currently affiliates under the common control of Manulife Financial Corporation.

2.	SERVICES TO BE RENDERED BY THE SUB-SUBADVISER TO THE TRUSTS AND THE FUNDS

a.

Subject always to the direction and control of the Trustees of each Trust, the Sub-Subadviser shall have investment discretion over the assets of each Fund and will manage the investments and determine the composition of these assets in accordance with the applicable Trust’s registration statement, as amended. In fulfilling its obligations to manage the investments and reinvestments of the assets of each Fund, the Sub-Subadviser will:

i.

obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in a Fund’s portfolio or are under consideration for inclusion in a Fund’s portfolio;

ii.

formulate and implement a continuous investment program for each Fund that is consistent with the investment objectives and related investment policies for such Fund as described in the applicable Trust’s registration statement, as amended, copies of which shall be furnished to the Sub-Subadviser promptly upon amendment;

iii.	take whatever steps are necessary to implement these investment programs by the purchase and sale of securities, including the placing of orders for such purchases and sales;

iv.	regularly report to the Trustees of each Trust and to the Subadviser with respect to the implementation of these investment programs; and

v.	provide assistance to each Trust’s custodian regarding the fair value of securities held by each Fund for which market quotations are not readily available.

b.	The Sub-Subadviser, at its expense, will furnish all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully.

c.

The Sub-Subadviser will select brokers and dealers to effect all transactions subject to the following conditions: The Sub-Subadviser will place all necessary orders with brokers, dealers, or issuers and will negotiate brokerage commissions, if applicable. The Sub-Subadviser is directed at all times to seek to execute brokerage transactions for each Fund in accordance with such policies or practices as may be established by the Trustees and described in the applicable Trust’s registration statement, as amended, and consistent with its fiduciary obligation to seek best execution. Subject to policies established from time to time by the Board of Trustees of the Trusts, the Sub-Subadviser may pay a broker-dealer which provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer if the Sub-Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Sub-Subadviser’s overall responsibilities with respect to accounts managed by the Sub-Subadviser. The Sub-Subadviser may use for the benefit of the Sub-Subadviser’s other clients, or make available to companies affiliated with the Sub-Subadviser or to its directors for the benefit of their clients, any such brokerage and research services that the Sub-Subadviser obtains from brokers or dealers.

d.

On occasions when the Sub-Subadviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Sub-Subadviser, the Sub-Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Subadviser in the manner the Sub-Subadviser considers to be the most equitable and consistent with its fiduciary obligations to each Fund and to its other clients.

e.

The Sub-Subadviser will maintain all accounts, books and records with respect to each Fund as are required of an investment sub-adviser of a registered investment company pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”) and Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) and the rules thereunder.

f.

The Sub-Subadviser shall vote proxies relating to each Fund’s investment securities in accordance with the applicable Trust’s proxy voting policies and procedures, which provide that the Sub-Subadviser shall vote all proxies relating to securities held by a Fund and, subject to the applicable Trust’s policies and procedures, shall use proxy voting policies and procedures adopted by the Sub-Subadviser in conformance with Rule 206(4)-6 under the Investment Advisers Act. The Sub-Subadviser shall review its proxy voting activities on a periodic basis with the Trustees and with the Subadviser.

3.	COMPENSATION OF SUB-SUBADVISER

The Subadviser will pay the Sub-Subadviser with respect to each Fund the compensation specified in Appendix A to this Agreement.

Notwithstanding any other provision of this Agreement, it is acknowledged that CQS (US), LLC is part of a group including CQS (UK) LLP, each of which may provide portfolio management services in respect of a Fund pursuant to separate arrangements with the Subadviser or its affiliates. The parties agree that the aggregate fees payable in respect of such services to CQS (UK) LLP and CQS (US), LLC shall not exceed, in total, the fee specified in this Appendix A for the relevant Fund. As between CQS (US), LLC and CQS (UK) LLP, the allocation of such aggregate fee shall be determined by agreement between those entities.

Price Adjustment Clause. The fee for the services provided by the Sub-Subadviser under this Agreement shall be determined at fair market value by reference to the arm’s length principle as proposed by the Organization for Economic Cooperation and Development, consistent with the interpretation adopted by Internal Revenue Service (“IRS”) pursuant to Section 482 of the Internal Revenue Code (United States). The fee for such services will be adjusted for any IRS audit adjustments or competent authority audit adjustments if a party and/or parties believe such adjustments are appropriate, as specified in the provisions below.

The parties agree that the service fees are subject to adjustment (a “primary service fee adjustment”) by the Sub-Subadviser based on the annual fair market value of the services attributable to the Subadviser. The Sub-Subadviser agrees to notify the Subadviser in writing of any primary service fee adjustment. In the event the primary service fee adjustment results in payment of additional fee, the Subadviser shall pay to the Sub-Subadviser the amount of such adjustment within thirty (30) days of receipt of a notice of service fee adjustment. In the event the primary service fee adjustment results in a reduction of the fees already paid, the Sub-Subadviser shall pay to the Subadviser the amount of such adjustment within thirty (30) days of receipt of a notice of primary service fee adjustment. If the parties are unable to agree upon the amount of a primary service fee adjustment, the dispute shall be settled by arbitration in accordance with the procedures provided in the final paragraph below.

Further and notwithstanding any other provision of this Agreement, the parties confirm and agree that the fees contemplated hereunder and specifically in this Price Adjustment Clause (including without restriction any primary service fee adjustment) are intended to be neither greater nor less than the fair market value of the relevant services in the context of the circumstances in which such services are provided. If any taxing authority having jurisdiction in accordance with the provisions of applicable law issues, or proposes to issue, assessments or reassessments of additional liability for taxes or any other subject by reason of asserting that the amounts of such service fees are less than or greater than the fair market value of the relevant services in the context of the circumstances in which such services are provided (a “secondary service fee adjustment”) and the parties agree with the adjustment issued or proposed by such taxing authority or if they do not agree, any dispute in that connection has been finally determined in accordance with applicable law including without limitation a proceeding between relevant taxing authorities acting as the Competent Authorities in accordance with the terms of an income tax convention, then the amount of such secondary service fee adjustment shall be paid by the Sub-Subadviser or the Subadviser, as the case may, in accordance with the procedure contemplated in the immediately preceding paragraph but if necessary to satisfy the requirement of applicable law in a period less than thirty (30) days.

The parties specifically confirm their intention and agreement that neither the amount of any primary service fee adjustment nor the amount of any secondary service fee adjustment is or should be understood to be or treated as an amount in the nature of a dividend, deemed dividend or other distribution of income.

In the event the Subadviser objects to any fees charged hereunder, it shall so advise the Sub-Subadviser within ninety (90) days of receipt of notice of said written statement. Unless the parties can reconcile any such objection, they shall agree to the selection of a firm of independent certified public accountants or such other body as the parties consider appropriate, which shall determine the fee properly allocable to the Subadviser and shall, within a reasonable time, submit such determination, together with the basis therefore, in writing to the Sub-Subadviser and the Subadviser whereupon such determination shall be binding. The expense of such a determination by a firm of independent certified public accountants or third party shall be borne equally by the Sub-Subadviser and the Subadviser.

4.	LIABILITY OF SUB-SUBADVISER

Neither the Sub-Subadviser nor any of its directors, officers or employees shall be liable to the Subadviser or any Trust or Fund for any error of judgment or mistake of law or for any loss suffered by the Subadviser, Trust or Fund in connection with the matters to which this Agreement relates, except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of, the duties of the Sub-Subadviser or any of its directors.

5.	CONFLICTS OF INTEREST

It is understood that trustees, officers, agents, members and shareholders of the Trusts are or may be interested in the Sub-Subadviser as trustees, officers, partners, shareholders, members or otherwise; that employees, agents, shareholders, members and partners of the Sub-Subadviser are or may be interested in a Trust as trustees, officers, shareholders, members or otherwise; that the Sub-Subadviser may be interested in the Trusts; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder, except as otherwise provided in the Agreement and Declaration of Trust of the applicable Trust and the limited liability company agreement of the Sub-Subadviser, respectively, or by specific provision of applicable law.

6.	REGULATION

The Sub-Subadviser shall comply with all applicable laws and regulations in providing the services contemplated hereunder. Without limiting the foregoing, the Sub-Subadviser shall provide all information reasonably requested of it by the Board of Trustees of the Trusts in accordance with its duty to do so under Section 15(c) of the Investment Company Act and the Sub-Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body, by reason of this Agreement, may request or require pursuant to applicable laws and regulations.

7.	DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective with respect to each Fund on the later of (i) its execution and (ii) the date of the meeting of the Board of Trustees of the applicable Trust, at which meeting this Agreement is approved as described below. The Agreement will continue in effect with respect to a Fund for a period more than two years from its effective date only so long as such continuance is specifically approved at least annually either by the Trustees of the applicable Trust or by a majority of the outstanding voting securities of the applicable Fund, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the applicable Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any Fund if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Fund votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of any other Fund affected by the Agreement.

If any required shareholder approval of this Agreement or any continuance of the Agreement is not obtained, the Sub-Subadviser will continue to act as investment sub-subadviser with respect to such Fund pending the required approval of the Agreement or its continuance or of a new contract with the Sub-Subadviser or a different sub-subdviser or other definitive action; provided, that the compensation received by the Sub-Subadviser in respect of such Fund during such period is in compliance with Rule 15a-4 under the Investment Company Act.

This Agreement may be terminated at anytime, without the payment of any penalty, as to a Fund by the Trustees of the applicable Trust or by the vote of a majority of the outstanding voting securities of the applicable Fund, on sixty days’ written notice to the Subadviser and the Sub-Subadviser, or by the Subadviser or Sub-Subadviser on sixty days’ written notice to the applicable Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the subadvisory agreement between the Subadviser and the investment adviser terminates for any reason.

8.	PROVISION OF CERTAIN INFORMATION BY SUB-SUBADVISER

The Sub-Subadviser will promptly notify the Subadviser and the Trusts in writing of the occurrence of any of the following events:

a.

the Sub-Subadviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Sub-Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.

the Sub-Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of any Trust; and

c.	any change in actual control or management of the Sub-Subadviser or the portfolio manager of any Fund.

9.	SERVICES TO OTHER CLIENTS

The Subadviser understands, and has advised each Trust’s Board of Trustees, that the Sub-Subadviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or sub-adviser to other investment companies. Further, the Subadviser understands, and has advised each Trust’s Board of Trustees, that the Sub-Subadviser and its affiliates may give advice and take action for other accounts, including investment companies, which differs from advice given or the timing or nature of action taken for a Fund. The Sub-Subadviser is not obligated to initiate transactions for a Fund in any security that the Sub-Subadviser, its partners, affiliates or employees may purchase or sell for their own accounts or other clients.

10.	CONSULTATION WITH OTHER SUB-ADVISERS

As required by Rule 17a-10 under the Investment Company Act, the Sub-Subadviser is prohibited from consulting with the entities listed below concerning transactions for a Fund in securities or other assets:

1.	other sub-advisers to the Fund

2.	other sub-advisers to any other Fund

3.	other sub-advisers to a Fund under common control with such Fund provided, however, the Sub-Subadviser may consult with any entity listed above that is an affiliate of the Sub-Subadviser.

11.	ONGOING RESPONSIBILITIES OF THE SUBADVISER.

The Subadviser understands, and has advised the Trustees of the Trusts, that during the term of this Agreement the Subadviser shall retain responsibility for (i) providing the services set forth in Section 2 of this Agreement to the Trusts in the event the Sub-Subadviser fails, for whatever reason, to provide such services and (ii) ensuring that the services provided by the Sub-Subadviser to the Trusts pursuant to this Agreement are rendered in a manner such that the nature and quality of such services are at least comparable to the nature and quality of the investment advisory services heretofore rendered to the Trusts by the Subadviser. Nothing in this Agreement is intended to limit or terminate the Subadviser’s responsibilities under the subadvisory agreement between the Subadviser and the investment adviser, which obligations shall remain in full force and effect.

12.	AMENDMENTS TO THE AGREEMENT

This Agreement (with the exception of Appendix A, which may be amended by the Subadviser and the Sub-Subadviser from time to time) may be amended by the parties hereto only if such amendment is specifically approved by the vote of a majority of the Trustees of each affected Trust and by the vote of a majority of the Trustees of each affected Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to any Fund if a majority of the outstanding voting securities of that Fund votes to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Fund affected by the amendment or (b) all the Funds of the applicable Trust. No amendment shall be effective unless it is in writing and signed by all parties hereto.

13.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

14.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

15.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the affected Trusts or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

16.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, this Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

17.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

18.	LIMITATION OF LIABILITY

The Agreement and Declaration of Trust of each Trust, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name of the applicable Trust refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any Fund thereof, but only the assets belonging to the Trust, or to the particular Fund with respect to which such obligation or claim arose, shall be liable.

19.	CONFIDENTIALITY OF FUND HOLDINGS

The Sub-Subadviser agrees to treat the portfolio security positions of each Fund as confidential information in accordance with the applicable Trust’s “Policy Regarding Disclosure of Fund Holdings,” as such policy may be amended from time to time, and to prohibit its employees from trading on any such confidential information. The policy and any such amendment shall not be binding upon the Sub-Subadviser until a copy has been provided to the Sub-Subadviser.

20.	COMPLIANCE

Upon execution of this Agreement, the Sub-Subadviser shall provide the Subadviser and the Trusts with the Sub-Subadviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, the Sub-Subadviser shall promptly submit to the affected Trust and the Subadviser: (i) any material changes to the Compliance Policies, (ii) notification of the commencement of any regulatory examination of the Sub-Subadviser and documentation describing the results of any such examination and of any periodic testing of the Compliance Policies, and (iii) notification of any material compliance matter that relates to the services provided by the Sub-Subadviser to any Trust, including but not limited to any material violation of the Compliance Policies or of the Sub-Subadviser’s code of ethics. Throughout the term of this Agreement, the Sub-Subadviser shall provide the Subadviser and the Trust with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Subadviser) that the Trust and/or the Subadviser may reasonably request to enable the Trusts to comply with Rule 38a-1 under the Investment Company Act.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

MANULIFE INVESTMENT MANAGEMENT (US) LLC

By:	/s/ Diane Landers
Name: Diane Landers
Title: President and COO

CQS (US), LLC

By:	/s/ Jim Fitzpatrick
Name: Jim Fitzpatrick
Title: Authorized Signatory

APPENDIX A

The Sub-Subadviser shall serve as investment sub-subadviser for each Fund listed below. The Subadviser will pay the Sub-Subadviser, as full compensation for all services provided under this Agreement with respect to each Fund, the fee computed separately for such Fund at an annual rate as follows (the “Sub-Subadviser Fee”):

A-1